EXHIBIT 99.1

M.D.C. Holdings, Inc.
401(k) Savings Plan
Audited Financial Statements and Supplemental Schedule
Years Ended December 31, 2000 and 1999

M.D.C. Holdings, Inc.
401(k) Savings Plan
Years Ended December 31, 2000 and 1999

Contents
--------------------------------------------------------------------------------

                                                                          Page

Report of Independent Auditors                                              1

Report of Independent Accountants                                           2

Financial Statements:

   Statements of Net Assets Available for Benefits                          3

   Statements of Changes in Net Assets Available for Benefits               4

   Notes to Financial Statements                                            5

Supplemental Schedule:

   Schedule H, Line 4i - Schedule of Assets Held for Investment
     Purposes at End of Year                                               10

                        Report of Independent Auditors


Board of Directors
MDC Holdings, Inc. 401(k) Savings Plan

We have audited the accompanying statement of net assets available for benefits of MDC Holdings, Inc. 401(k) Savings Plan (the Plan) as of December 31, 2000, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2000, and the change in its net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States.

Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes at end of year as of December 31, 2000, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


                                               /s/ Ernst & Young LLP
                                               --------------------------
                                               Ernst & Young LLP

Denver, Colorado
April 3, 2001

                     Report of Independent Accountants

To the Participants and Administrator
of MDC Holdings, Inc. 401(k) Savings Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the M.D.C. Holdings, Inc. 401(k) Savings Plan (the "Plan") at December 31, 1999, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                             /s/ PricewaterhouseCoopers LLP
                                             -------------------------------
                                             PricewaterhouseCoopers LLP

Denver, Colorado
June 21, 2000

M.D.C. Holdings, Inc.
401(k) Savings Plan
Statements of Net Assets Available for Benefits
--------------------------------------------------------------------------------


                                                                                         December 31,
                                                                          --------------------------------------------
                                                                                  2000                    1999
                                                                          --------------------    --------------------
Assets
   Investments, at fair value                                             $        30,124,794     $        22,542,694
   Contributions receivable:
     Employer                                                                       2,474,038               1,961,124
     Employee                                                                         141,750                 118,730
                                                                          --------------------    --------------------
   Total contributions receivable                                                   2,615,788               2,079,854
                                                                          --------------------    --------------------

Net assets available for benefits                                         $        32,740,582     $        24,622,548
                                                                          ====================    ====================




              See accompanying notes to financial statements.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Statements of Changes in Net Assets Available for Benefits
--------------------------------------------------------------------------------


                                                                                    Year Ended December 31,
                                                                          --------------------------------------------
                                                                                 2000                    1999
                                                                          --------------------    --------------------
Additions

     Investment income:
       Interest and dividends                                             $           310,442     $           271,019
       Net appreciation in fair value of investments                                2,108,986               1,125,745
                                                                          --------------------    --------------------
     Total investment income                                                        2,419,428               1,396,764

     Contributions:
       Employer                                                                     2,634,380               1,961,124
       Employee                                                                     5,568,617               4,879,974
                                                                          --------------------    --------------------
     Total contributions                                                            8,202,997               6,841,098
                                                                          --------------------    --------------------

     Total additions                                                               10,622,425               8,237,862

Deductions

     Benefit payments                                                               2,336,691               1,215,451
     Transaction charges and administrative expenses                                   38,597                  26,054
     Participant notes receivable  terminated due to withdrawal of
       participants                                                                   129,103                  17,618
                                                                          --------------------    --------------------

     Total deductions                                                               2,504,391               1,259,123
                                                                          --------------------    --------------------

Net increase in net assets available for benefits                                   8,118,034               6,978,739
Net assets available for benefits at beginning of year                             24,622,548              17,643,809
                                                                          --------------------    --------------------
Net assets available for benefits at end of year                          $        32,740,582     $        24,622,548
                                                                          ====================    ====================


                 See accompanying notes to financial statements.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------


1.   Description of Plan

     The following description of the M.D.C. Holdings, Inc. 401(k) Savings Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

     General
     The Plan is a defined contribution plan established effective January 1, 1992 and most recently restated effective July 1, 1998. All employees of M.D.C. Holdings, Inc. (the "Company") become eligible to participate upon completing six months of service and attaining the age of 21. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     Contributions
     Participants may contribute an amount up to 15 percent, in whole percentages, of their pretax annual compensation to a maximum amount of $10,500 and $10,000 in 2000 and 1999, respectively, in accordance with Internal Revenue Service regulations.

     The Company may make matching contributions in a discretionary amount to be determined by resolution of the Company's Board of Directors, on an annual basis. The Company may make a discretionary profit sharing contribution without regard to the current or accumulated net profits of the Company for the taxable year ending with, or within, the plan year. The Company's matching and profit sharing contributions may be made in cash or in shares of M.D.C. Holdings, Inc. common stock.

     Participant Accounts
     Each participant's account is credited with the participant's contribution, allocations of the Company's contributions, if any, and Plan earnings. Plan earnings are allocated by fund based on the ratio of a participant's account invested in a particular fund to all participants' investments in that fund. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

     Vesting
     The interest of any participant in contributions made by the Company, and earnings thereon, will become vested to the extent of the following percentages:

              Years of Service                   Vested %
              Less than 2 years                     0%
              After 2 years                         40%
              After 3 years                         60%
              After 4 years                         80%
              After 5 years                        100%

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

1.   Description of Plan (continued)

     If a participant dies, suffers disability or attains the normal retirement age while still employed by the Company, the participant becomes 100% vested without regard to length of service.

     Investment Options
     Upon enrollment in the Plan, a participant may direct contributions among any of the thirteen investment options offered by the Plan. Participants may change or transfer their investments at any time.

     Payment of Benefits
     A participant who has attained the age of 59 1/2, or has satisfied the terms for a financial hardship, may elect to commence distributions regardless of whether employed by the Company. The participant or beneficiary may elect to receive a lump-sum distribution, an annuity, or a combination of both. Distributions are subject to the applicable provisions of the Plan document.

     Participant Notes Receivable
     Participants are permitted to borrow a portion of their vested benefits under the Plan. Participants may borrow up to the lesser of (1) $50,000, reduced by (a) the applicant's highest outstanding loan balance from the Plan during the one year period ending on the day before the loan is made and (b) the applicant's outstanding loan balance from the Plan on the day before the loan is made, or (2) 50% of the present value of the participant's non-forfeitable accrued benefit. Loan transactions are treated as a transfer between the investment fund and the loan fund. The loans are secured by the participant's account balance and bear interest at a fixed rate equal to the current prime rate plus 100 basis points at the date the application is approved. Interest rates on outstanding loans range from 8.75% to 10.50%. Principal and interest are paid ratably through monthly payroll deductions.

     Forfeitures
     Forfeitures result from non-vested benefit payments remaining in the Plan for all terminated employees. Upon reaching the break-in-service, as determined in the Plan document, amounts forfeited are added to the forfeitures in the Plan. Forfeitures are available first to pay expenses of administering the Plan, which would be otherwise payable by the Company, and are then allocated to reduce future contributions made by the Company.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

2.   Summary of Accounting Policies

     Method of Accounting
     The Plan's financial statements are prepared on the accrual basis of accounting.

     Investments
     Shares of the EB Managed Guaranteed Investment Contract are stated at fair value. Shares of registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. Shares of the Company's common stock are valued at their quoted market price. Participant notes receivable are valued at cost, which approximates fair value.

     Realized gains and losses on sales of investments represent the difference between the proceeds received and the cost of investments sold. The change in the difference between the fair value and cost of investments is combined with realized gains and losses on sales of investments and is reported in the accompanying statements of changes in net assets available for benefits as net appreciation in fair value of investments.

     Use of Estimates
     The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Payment of Benefits
     Benefits are recorded when paid.

     Expenses
     The Plan's administrative expenses are paid either by the Plan or the Company, as provided by the Plan document.

     Reclassifications
     Certain amounts reported in the 1999 financial statements have been reclassified to conform with the 2000 presentation.

3.   Administration of Plan Assets

     The Company administers the Plan. Investments of the Plan's assets and payment of benefits are managed by KeyTrust Company National Association, the Plan's trustee and record-keeper.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

4.   Investments

     The fair value of individual investments that represent five percent or more of the Plan's net assets is as follows:

                                                                                         December 31,
                                                                           ------------------------------------------
                                                                                  2000                   1999
                                                                           -------------------    -------------------

    Fidelity Advisor Growth Opportunities Fund                             $       3,474,840      $       5,315,752
    The Income Fund of America                                                           -                1,690,454
    INVESCO Dynamics Fund                                                          4,232,638              2,593,726
    The Victory Stock Index Fund                                                   3,855,977              4,458,048
    EB Managed Guaranteed Investment Contract                                      3,516,480              3,234,547
    M.D.C. Holdings, Inc. common stock                                             7,044,578              2,333,106


     During 2000 and 1999, the Plan's investments (including investments purchased, sold as well as held during the year) appreciated (depreciated) in fair value as follows:

                                                                                    Year Ended December 31,
                                                                           ------------------------------------------
                                                                                  2000                   1999
                                                                           -------------------    -------------------
    Collective trust                                                       $         288,468      $         163,740
    Mutual funds                                                                  (2,131,253)             1,711,902
    Common stock                                                                   3,951,771               (749,897)
                                                                           -------------------    -------------------
                                                                           $       2,108,986      $       1,125,745
                                                                           ===================    ===================


5.   Plan Termination

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

6.   Income Taxes

     The Internal Revenue Service has determined and informed the Company by a letter dated August 2, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan's administrator and tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. In addition, the Plan's administrator and tax counsel are not aware of any actions or series of events which have occurred that might adversely affect the Plan's qualified status. Therefore, no provision for income taxes has been included in the Plan's financial statements.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

7.   Reconciliations of Plan Financial Statements to the Form 5500

     The Annual Return/Report of Employee Benefit Plan (the "Form 5500") is prepared on the modified cash basis. Accordingly, certain balances included on Schedule H, Parts I and II, of the Form 5500 differ from those included in these financial statements. Contributions in the statements of changes in net assets available for benefits differ from contributions on the Form 5500 by the amount of contributions accrued at December 31. Additionally, net assets available for benefits include certain delinquent loans at December 31. When a participant terminates employment, the participant has 90 days from the date of termination to repay any outstanding loan balance in the participant's account. If the loan is not repaid, the participant receives a deemed distribution that is reported on Form 1099 and is subject to federal and state income taxes.

     The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                                                         December 31,
                                                                           ------------------------------------------
                                                                                  2000                   1999
                                                                           -------------------    -------------------
    Net assets available for benefits, per financial statements            $      32,740,582      $      24,622,548
    Less:  Employer contributions receivable                                      (2,474,038)            (1,961,124)
           Employee contributions receivable                                        (141,750)              (118,730)
           Deemed distributions                                                       (5,862)               (18,466)
                                                                           -------------------    -------------------
    Net assets available for benefits, per Form 5500                       $      30,118,932      $      22,524,228
                                                                           ===================    ===================

8.   Subsequent Event

     At its March 2, 2001 meeting, the Company's Board of Directors approved changes in the investment options available to the Plan's participants. Additional fund options include The Victory U.S. Government Obligations Fund, The American Funds Group American Fundamental Investors Fund, and the PIMCO Total Return Fund. The Fidelity Advisor Growth Opportunities Fund, The American Funds Group Bond Fund of America, and the EB Managed Guaranteed Investment Contract options are no longer offered by the Plan.

M.D.C. Holdings, Inc.                                            EIN 84-0622967
401(k) Savings Plan                                                    Plan 004
Schedule H, Line 4i - Schedule of Assets Held for
   Investment Purposes at End of Year
December 31, 2000
--------------------------------------------------------------------------------

                                                Description of investment including
          Identity of issue, borrower,            maturity date, rate of interest,                             Fair
            lessor, or similar party             collateral, par or maturity value            Cost             Value
       ------------------------------------ --------------------------------------------- -------------- -- -------------
       The American Funds Group             Europacific Growth Fund
                                            $31.35/unit                                   $  1,022,442      $    844,428

       Fidelity Advisors                    Fidelity Advisor Growth Opportunities Fund
                                            $34.15/unit                                      4,641,478         3,474,840

       Franklin Strategic Series            Franklin Small Cap Growth Fund
                                            $39.33/unit                                        667,023           570,264

       The American Funds Group             The Income Fund of America
                                            $15.94/unit                                      1,453,696         1,325,810

       INVESCO Equity, Inc.                 INVESCO Dynamics Fund
                                            $23.77/unit                                      4,309,893         4,232,638

       Janus Investment Fund                Janus Twenty Fund, Inc.
                                            $54.80/unit                                      1,354,407           982,697

       Janus Investment Fund                Janus Balanced Fund
                                            $21.42/unit                                        676,383           620,860

       NeubergerBerman Management, Inc.     NeubergerBerman Genesis Fund
                                            $15.82/unit                                        924,043         1,050,256

       The Victory Portfolios               The Victory Stock Index Fund; Class A Shares
                                            $21.38/unit                                      4,060,920         3,855,977

       Washington Mutual Investors, Inc.    Washington Mutual Investor Fund, Inc.
                                            $29.03/unit                                      1,095,436         1,051,435

       The American Funds Group             The Bond Fund of America, Inc.
                                            $12.79/unit                                        425,313           420,971

   *   Key Bank                             EB Money Market Fund
                                            $1.00/unit                                         117,893           117,893

   *   Key Bank                             EB Managed Guaranteed Investment Contract
                                            $14.81/unit                                      3,152,786         3,516,480

   *   M.D.C. Holdings, Inc.                Common Stock
                                            $32.95/share                                     3,340,052         7,044,578

       Participant Notes Receivable         Interest   rates  of  8.75%  -  10.50%   and
                                            maturity dates of 1 to 15 years                        - -         1,015,667
                                                                                                            -------------

                                                                                                            $ 30,124,794
                                                                                                            =============

   * Indicates an identified entity known to be a party-in-interest to the Plan.

